Exhibit 99.1

Jarden Corporation
Rachel Wilson
914-967-9400

Investor Relations: Allison Malkin
ICR, Inc.
203-682-8200

Press: Liz Cohen
Weber Shandwick
212-445-8044

FOR IMMEDIATE RELEASE

Jarden Corporation Announces Proposed Private Offering of $600 Million Senior Subordinated Convertible Notes

Miami, FL – March 11, 2014 —Jarden Corporation (NYSE: JAH) (the “Company”) today announced that it intends, subject to market and other conditions, to offer $600 million in aggregate principal amount of Senior Subordinated Convertible Notes due 2034 (the “Convertible Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The interest rate, initial conversion price, repurchase provisions and other terms of the Convertible Notes will be determined by negotiations between the Company and the initial purchasers. In connection with this offering, the Company expects to grant to the initial purchasers an option to purchase up to an additional $90 million in aggregate principal amount of the Convertible Notes.

The Company intends to use the net proceeds to repurchase up to $250 million shares of its common stock under its stock repurchase program, subject to availability, and the remainder for general corporate purposes, which may include repayment of debt.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Convertible Notes or the shares of common stock issuable upon conversion of the Convertible Notes, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The Convertible Notes and the common stock issuable upon conversion of the Convertible Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The offering is being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

Note: This news release contains “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the consummation of the Company’s proposed senior subordinated convertible notes offering and the intended use of proceeds from such offering. These statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s periodic and other reports filed with the Securities and Exchange Commission.